Exhibit 5.1

Vantage Drilling Company PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands	Direct: +1 345 814 5423 Cell: + 1 345 525 5423 E-mail: matt.roberts@maplesandcalder.com

23 October 2009

Dear Sirs

Vantage Drilling Company (the “Company”)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement dated 8 July 2009 (the “Registration Statement”) on Form S-3, including all amendments or supplements thereto (the “Form S-3”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) relating to the resale of up to 18,140,964 of the Company’s ordinary shares, par value US$0.001 per share (the “Ordinary Shares”), including 371,429 Ordinary Shares issuable upon exercise of a warrant dated 5 June 2009 (the “Warrant”) by the Selling Shareholders (as defined in the Registration Statement).

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation and the Memorandum and Articles of Association of the Company as registered or adopted on 14 November 2007;

1.2	the minutes of the meeting of the board of directors of the Company dated 4 May 2009 and the unanimous written resolutions of the directors of the Company dated 6 July 2009 including the form of the Warrant (the “Resolutions”);

1.3	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.4	a certificate from a director of the Company (the “Director’s Certificate”); and

1.5	the Registration Statement.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the choice of the laws of the State of Texas as the governing law of the Warrant has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of Texas and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of Texas and all other relevant laws (other than the laws of the Cayman Islands);

2.2	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.3	all signatures, initials and seals are genuine; and

2.4	the Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares (including the issue of the Ordinary Shares upon exercise of the Warrant), and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

Based upon, and subject to the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is an exempted company duly incorporated and validly existing and in good standing under the law of the Cayman Islands.

3.2	The Ordinary Shares to be offered and sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorised for issue by the Company and, when issued by the Company to the Selling Shareholders against payment in full, of the consideration in accordance with the Registration Statement and duly registered in the Company’s register of members (shareholders), will be validly issued, fully paid and non-assessable.

3.3	The Ordinary Shares to be offered by the Selling Shareholders pursuant to the Registration Statement upon exercise of the Warrant by the Selling Shareholders have been duly authorised for issue by the Company, and when issued by the Company to the Selling Shareholders against payment in full, of the consideration, in accordance with the Warrant and duly registered in the Company’s register of members (shareholders), will be validly issued, fully-paid and non-assessable.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/  MAPLES and CALDER

MAPLES and CALDER

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